UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2010

PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-9900	86-0602478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

233 Wilshire Blvd. Suite 310 Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

(310) 395-2083
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2010, the Board of Directors of Pacific Office Properties Trust, Inc. (the “Company”) elected James R. Ingebritsen, 47, to serve as the President and Chief Executive Officer of the Company, effective immediately, and James R. Wolford, 55, to serve as the Chief Financial Officer of the Company, effective as of April 5, 2010.  Mr. Ingebritsen was also elected by the Board to serve as a Director of the Company and as a member of the Investment Committee of the Board.

Prior to his election as our President and Chief Executive Officer, Mr. Ingebritsen served as Executive Vice President, Capital Markets/Operations of the Company and has been the Executive Vice President of Pacific Office Management, Inc., our external advisor (the “Advisor”), since February 2008.  Mr. Ingebritsen joined The Shidler Group in 1987 where he came to head the Asset Management division of The Shidler Group’s southwest region including overseeing acquisitions, property management, leasing and the financial reporting staff.  In 1996, he was named a partner and was responsible for the acquisition, financing and disposition of over $4 billion of commercial real estate.  Mr. Ingebritsen has formed over 30 joint venture partnerships while structuring debt financing for each venture and acquisition.  These assets constitute much of the Company’s current portfolio.  A graduate of the University of California San Diego, Mr. Ingebritsen holds an MBA in Real Estate and Capital Markets from the University of California Berkeley, Haas School of Business.

The Company believes that Mr. Ingebritsen’s position as our President and Chief Executive Officer, in addition to his depth of skill and expertise in acquiring and operating office properties in our markets and in executing our investment strategies, highly qualifies him as a member of our board of directors.

Mr. Ingebritsen is also a director and stockholder of our Advisor.  Information regarding fees paid to the Advisor and other transactions in which Mr. Ingebritsen has or had an interest is incorporated herein from the section entitled “Certain Related Party Relationships and Transactions” in the Company’s prospectus dated January 12, 2010 and filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) on January 12, 2010.

Prior to becoming our Chief Financial Officer, Mr. Wolford served for six years as chief financial officer of Bixby Land Company, a private, diversified REIT with assets of over $1 billion.  In that capacity, he led initiatives that significantly increased cash flow, including the company’s conversion to the more tax-efficient REIT structure, and negotiated $750 million in debt financing to support the company’s growth strategy.  Previous to that, Mr. Wolford was the financial officer for the Pacific Region of AIMCO, where he oversaw the financing activities of more than $2.5 billion in assets. From 1985 to 2000, he served as chief financial officer of Bixby Ranch Company, where he repositioned a $750 million portfolio, producing a significant increase in value.  Mr. Wolford began his career in 1980 at The Walt Disney Company as Director of Finance and Investor Relations.  He received his undergraduate and MBA degrees from the University of Southern California.

Also on March 29, 2010, Jay H. Shidler, the Company’s Chairman of the Board, resigned as the Company’s President and Chief Executive Officer, effective upon Mr. Ingebritsen’s election as his successor, and Lawrence J. Taff resigned as the Company’s Chief Financial Officer, effective as of April 5, 2010, which is the effective date of Mr. Wolford’s election.  Mr. Shidler and Mr. Taff had each been serving in those positions on an interim basis while the Company conducted a formal search for each position.  Mr. Shidler will continue to serve as the Company’s Chairman of the Board, and Mr. Taff will continue to serve as the Company’s Executive Vice President, Honolulu Operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.

Date: March 31, 2010	By:	/s/ James R. Ingebritsen
James R. Ingebritsen
Chief Executive Officer